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                                                                     Exhibit 3.1

                         AMERICAN SPECTRUM REALTY, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

         AMERICAN SPECTRUM REALTY, INC., a Maryland corporation (hereafter referred to as the "Corporation"), having its principal office in the State of Maryland, c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr., hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to and does hereby amend and restate its charter as currently in effect and as hereinafter provided.

         SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                  INCORPORATOR

         The undersigned, Harry A. Mizrahi, whose address is 405 Lexington Avenue, New York, New York 10174, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

         The name of the corporation (the "Corporation") is:

                         American Spectrum Realty, Inc.

                                   ARTICLE III

                                     PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles of Amendment and Restatement, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.
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                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE V

         PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS
            OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

         Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The authorized number of directors of the Corporation initially shall be no less than the minimum required by the Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                                William J. Carden
                                Harry. A. Mizrahi

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

         Section 5.2 Extraordinary Actions. Except as otherwise specifically provided herein, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action, including, without limitation, any merger, consolidation, share exchange, transfer of assets, or dissolution of the Corporation, shall be effective and valid if such action has been approved or recommended by the Board of Directors, and is taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

         Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

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         Section 5.4 No Preemptive Rights. Except as may be provided by the
Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

         Section 5.5 Rights of Objecting Stockholders. The holders of shares of stock of the Corporation are not entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the MGCL.

         Section 5.6 Indemnification and Advance of Expenses.

                  a. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay on behalf of, or reimburse reasonable expenses in advance of final disposition of a proceeding to, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, member, agent or employee of another corporation, real estate investment trust, partnership, employee benefit plan, limited liability company, association, joint venture, trust or other enterprise from and against any claim or liability to which such person may become subject. To the fullest extent permitted by Maryland law, the indemnification provided herein shall include reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                  b. Neither the amendment nor repeal of Section 5.6 of this
Article V, nor the adoption or amendment of any other provision of the charter or the Bylaws of the Corporation inconsistent with Section 5.6 of this Article V, shall apply to or affect in any respect the applicability of the provisions of Section 5.6 of this Article V with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                  c. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person, as described in Section 5.6a. of this Article V, and on any obligation of the Corporation to indemnify or advance expenses pursuant to the charter or Bylaws of the Corporation or any resolution of the Board of Directors or contract to which the Corporation is a party.

                  d. The rights provided herein shall not be deemed to limit the right of the Corporation to indemnify or advance expenses to any other person to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification

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or advances of expenses from the Corporation may be entitled under any agreement, the Bylaws of the Corporation, a resolution of stockholders or the Board of Directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  e. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

         Section 5.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any other matter relating to the acquisition, holding and disposition of any assets by the Corporation or generally to the business and affairs of the Corporation.

         Section 5.8 REIT Qualification. The Corporation may elect to qualify for federal income tax treatment as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to qualify or continue to be qualified as a REIT, the Board of Directors may elect not to qualify as a REIT or revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

         Section 5.9 Independent Directors.

                  a. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons (each such person an "Independent Director") who are not
(i) officers or employees of the Corporation or American Spectrum Realty Operating Partnership, L.P. (the "Operating Partnership") or an Affiliate (as hereinafter defined) of the Corporation or the Operating Partnership, (ii) Affiliates of the Corporation or the Operating Partnership, (iii) directors, officers or employees of an Affiliate of an officer or director (other than an Independent Director) of the Corporation or the Operating Partnership, (iv) members of the family of any officer or director (other than an Independent Director) of the Corporation or the Operating Partnership, or (v) a Person

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(as hereinafter defined) who owns, directly or indirectly, 5% or more of the capital stock of the Corporation on a fully-diluted basis, or any director, officer or employee of any such Person.

                  b. For purposes of this Section 5.9, "Affiliate" of the Corporation or the Operating Partnership shall mean (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with the Corporation or the Operating Partnership, (ii) any Person that owns, beneficially, directly or indirectly, 5% or more of the outstanding stock of the Corporation or partnership units of the Operating Partnership, or (iii) any officer, director, employee, partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding directors and Persons serving in similar capacities who are not otherwise an Affiliate of the Corporation or the Operating Partnership). For purposes of this definition, the term "Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

                  c. Notwithstanding anything herein to the contrary, no term or provision of this Section 5.9 of Article V may be added, amended or repealed in any respect without the affirmative vote of all the Independent Directors.

         Section 5.10 Reserved Powers of Directors. The enumeration and definition of particular powers of the Board of Directors included in this
Article V shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

         Section 5.11 Exemption from Business Combination Statute. Notwithstanding any other provision of the charter or the Bylaws of the Corporation, Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to the Corporation. This section shall not preclude the Board of Directors from adopting a resolution electing to have the provisions of Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) apply to the Corporation.

                                   ARTICLE VI

                                 SHARES OF STOCK

         Section 6.1 Authorized Shares. The Corporation has authority to issue 125 million shares of stock consisting of 100 million shares of common stock, $0.01 par value per share

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("Common Stock"), and 25 million shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The authorized but unissued shares of the Common Stock and Preferred Stock of the Corporation will be available for issue from time to time without further action or authorization by the stockholders (except as required by law, by the rules of any stock exchange on which the Corporation's securities may be listed, or by the terms of any articles supplementary providing for approval rights of holders of one or more classes or series of Preferred Stock of the Corporation) for such corporate purposes as may be determined by the Board of Directors. The aggregate par value of all authorized shares of stock having par value is $1,250,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

         Section 6.2 Common Stock. Subject to the provisions of Article VII and the rights of holders of one or more classes or series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock, from time to time, into one or more classes or series of stock.

         Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series, from time to time, into one or more series of stock.

         Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

         Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

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                                   ARTICLE VII

                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

         Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

         "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person, whether the interest in such shares is held directly or indirectly (including by a nominee), and shall include shares of Equity Stock that would be treated as owned either directly or indirectly through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own," and "Beneficially Owned" shall have correlative meanings.

         "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.9.1 of Article VII hereof.

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person, whether the interest in such shares is held directly or indirectly (including through a nominee), and shall include shares of Equity Stock that would be treated as owned either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," "Constructively Own," and "Constructively Owned" shall have correlative meanings.

         "Equity Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock, considered together as one class.

         "Existing Holder" shall mean (a) William J. Carden or John Galardi and/or any Person, including any Look-Through Entity, who is, or would be upon the exchange of any security of the Corporation which is entitled to exchange rights, the Beneficial Owner of shares of Equity Stock in excess of the Ownership Limit, or in the case of a Look-Through Entity, the Look-Through Ownership Limit, both upon and immediately after the Initial Date and (b) any Person, including any Look-Through Entity, to whom an Existing Holder (who is such either by virtue of clause (a) or (b) of this definition) Transfers, subject to the limitations provided in this Article VII, Beneficial Ownership of shares of Equity Stock causing such transferee to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable.

         "Existing Holder Limit" (a) for any Existing Holder who is an Existing Holder by virtue of clause (a) of the definition thereof, shall mean, initially, the greater of (i) 5% of the number of the outstanding shares of any class or series of Equity Stock and (ii) the percentage of the outstanding shares of Equity Stock Beneficially Owned, or which would be Beneficially Owned

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upon the exchange of any security of the Corporation which is entitled to exchange rights, by such Existing Holder upon and immediately after the Initial Date, and, after any adjustment pursuant to Section 7.10.1 of this Article VII, shall mean such percentage of the outstanding shares of Equity Stock as so adjusted and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, shall mean, initially, the percentage of the outstanding shares of Equity Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transferred Beneficial Ownership of such shares of Equity Stock or, in the case of more than one transferor, in no event shall such percentage be greater than the lowest Existing Holder Limit of any transferring Existing Holder. From the Initial Date until the Restriction Termination Date, the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limit for each Existing Holder. Notwithstanding the provisions of (a) and (b) above, the Existing Holder Limit for any Existing Holder that Transfers Equity Stock shall be recalculated to be equal to the greater of (i) the percentage of the outstanding shares of Equity Stock Beneficially Owned and
(ii) the percentage of outstanding shares of Equity Stock which would be Beneficially Owned upon the exchange of any security of the Corporation which is entitled to exchange rights by such Existing Holder upon and immediately after such Transfer; provided, however, that if such recalculation results in an Existing Holder Limit that is less than the Ownership Limit for such Existing Holder, the Existing Holder Limit for such Existing Holder shall be equal to the Ownership Limit.

         "Initial Date" means the later date of the consummation of the consolidation transactions pursuant to the Registration Statement on Form S-4 (Reg. No._____).

         "Look-Through Entity" shall mean an entity (i) that is looked through for purposes of the "closely held" test in Section 856(h) of the Code and (ii) each beneficial owner of which would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the shares of Equity Stock that are held by the Look-Through Entity, which, by way of example, could include (i) a pension trust that qualifies for look-through treatment under
Section 856(h)(3) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a corporation.

         "Look-Through Ownership Limit" shall mean 10% of the number or value, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock. The number and value of the outstanding shares of any class or series of Equity Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of this determination, Equity Stock issuable upon exercise, conversion, or exchange of warrants and convertible securities shall be treated as owned by the Person to whom the Look- Through Ownership Limit is being applied but shall not be treated as outstanding shares of Equity Stock.

         "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on the day prior to the date of determination of Market Price. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as

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reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors or, in the event that no trading price is available for such Equity Stock, the fair market value of the Equity Stock, as determined in good faith by the Board of Directors of the Corporation.

         "Non-Transfer Event" shall mean an event, other than a purported Transfer, that would cause (a) any Person (other than an Existing Holder or a Look-Through Entity) to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, (b) any Existing Holder to Beneficially Own shares of Equity Stock in excess of the Existing Holder Limit, or (c) any Look-Through Entity to Beneficially Own shares of Equity Stock in excess of the Look- Through Ownership Limit. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

         "Ownership Limit" shall mean 5% of the number or value, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock. The number and value of the outstanding shares of any class or series of Equity Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of this determination, Equity Stock issuable upon exercise, conversion, or exchange of warrants and convertible securities shall be treated as owned by the Person to whom the Ownership Limit is being applied but shall not be treated as outstanding shares of Equity Stock.

         "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 7.9.5 of Article VII hereof.

         "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Existing Holder Limit applies.

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         "Prohibited Owner" shall mean, with respect to any purported Transfer or Non- Transfer Event, any Person who, but for the provisions of Section 7.3 of
Article VII hereof, would Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, the Existing Holder Limit or the Look-Through Ownership Limit, as applicable (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have owned.

         "Restriction Termination Date" shall mean the first day after the Initial Date on which this Article VII has been amended in accordance with
Section 7.13 of this Article VII in order to terminate the REIT status of the Corporation.

         "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 7.3 of Article VII hereof.

         "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

         "Trust" shall mean any separate trust created pursuant to Section 7.3 of Article VII hereof and administered in accordance with the terms of Section
7.9 of Article VII hereof, for the exclusive benefit of any Beneficiary.

         "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         Section 7.2 Restriction on Transfers.

                  a. Subject to Section 7.8 of Article VII hereof, and except as provided in Section 7.7 of Article VII hereof, from the Initial Date and prior to the Restriction Termination Date, (i) no Person (other than an Existing Holder or a Look-Through Entity) shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit, no Existing Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Existing Holder Limit for such Existing Holder, and no Look-Through Entity (other than an Existing Holder) shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit; (ii) any purported Transfer that, if effective, would result in any Person (other than an Existing Holder or a Look-Through Entity) Beneficially Owning or

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Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (iii) any purported Transfer that, if effective, would result in any Existing Holder Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Existing Holder in excess of the applicable Existing Holder Limit and the intended transferee Existing Holder shall acquire no rights in such excess shares of Equity Stock; and (iv) any purported Transfer that, if effective, would result in any Look-Through Entity (other than an Existing Holder) Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Look-Through Entity in excess of the Look- Through Ownership Limit and the intended transferee Look-Through Entity shall acquire no rights in such excess shares of Equity Stock.

                  b. Subject to Section 7.8 of Article VII hereof, from the Initial Date and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  c. From the Initial Date and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of
Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  d. From the Initial Date and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Corporation, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation or the Operating Partnership (a "Subsidiary"), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

         Section 7.3 Transfer to Trust.

                  a. If, notwithstanding the other provisions contained in this
Article VII, at any time after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit (or, in the case of an Existing Holder, either Beneficially Own or Constructively Own shares of Equity Stock in excess of the applicable Existing Holder Limit or, in the case of a Look-Through Entity, either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit) then (i) except as otherwise provided in
Section 7.7 of Article VII hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, the applicable Existing Holder Limit or the Look-Through Ownership Limit, as applicable, (ii) such number of shares of Equity Stock in excess of the Ownership Limit, the applicable Existing Holder Limit or the Look-Through Ownership Limit (rounded up to the nearest whole share), as applicable, shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.9 of Article VII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 7.9 of Article VII, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  b. If, notwithstanding the other provisions contained in this
Article VII, at any time after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.9 of Article VII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section
7.9 of Article VII, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non- Transfer Event, as the case may be.

                  c. If the transfer to the Trust described in this Section 7.3 would not be effective for any reason to prevent the violation of Section 7.2a., then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Sections 7.3a. or b. shall be void ab initio and the intended transferee shall acquire no rights in such shares of Equity Stock.

         Section 7.4 Remedies For Breach. If the Corporation, or its designee, shall at any time reasonably determine, after requesting such information as the Corporation reasonably determines is relevant, subject to the provisions of
Section 7.6 hereof, that a Transfer has taken place in violation of Section 7.2 of Article VII hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 7.2 of Article VII hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

         Section 7.5 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 7.2 of
Article VII hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 7.3 of Article VII hereof, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         Section 7.6 Owner Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, upon demand by the Corporation by January 30th of each year:

                  a. Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code (currently Regulation Section 1.857-8(d)), of the outstanding shares of all classes of Equity Stock shall either (A) provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held or (B) comply with Treasury Regulation Section 1.857-9. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit, any Existing Holder Limit or the Look-Through Ownership Limit, as applicable.

                  b. Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit, any Existing Holder Limit or the Look-Through Ownership Limit, as applicable.

         Section 7.7 Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in
Section 7.2 of Article VII hereof will not be violated following the distribution by such underwriter of such shares. The Board of Directors, in its sole and absolute discretion, may except a Person from the Ownership Limit, the applicable Existing Holder Limit or the Look-Through Ownership Limit, if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), or (B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Equity Stock will violate Section 7.2b., c. or d. of Article VII hereof, (ii) such Person does not, and represents that it will not, Beneficially Own shares of Equity Stock to the extent that such Beneficial Ownership of Equity Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation, the Operating Partnership or a Subsidiary to Constructively Own more than a 9.9% interest in such tenant), and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation), and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2 through 7.6 of this Article VII) will result in such shares of Equity Stock that are in excess of the Ownership Limit, the Existing Holder Limit or the Look-Through Ownership Limit, as applicable, being designated as Shares-in-Trust in accordance with the provisions of section 7.3 of Article VII hereof. In exercising its discretion under this Section 7.7, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or desirable in order to maintain the Corporation's status as a REIT and, in addition, may obtain such representations and undertakings from a Look-Through Entity or an Existing Holder that it may deem necessary or desirable under the circumstances.

                  Section 7.8 New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in these Articles of Amendment and Restatement shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

         Section 7.9 Shares-in-Trust.

         Section 7.9.1 Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section 7.3 of Article VII hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within 5 days after the establishment thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 7.3 of Article VII hereof, shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 7.9.5 of Article VII hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

         Section 7.9.2 Dividend Rights. The Trust, as record holder of Shares-in- Trust, shall be entitled to receive all dividends and distributions as may be authorized by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of
Section 7.3 of Article VII hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

         Section 7.9.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up, or any distribution of the assets of the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 7.9.3 of
Article VII in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

         Section 7.9.4 Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 7.3 of Article VII hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

         Section 7.9.5 Designation of Permitted Transferee. Subject to Section
7.9.7 of Article VII hereof, the Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 7.3 of Article VII hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 7.9.5 of Article VII, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee,
(ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock,
(iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to Section 7.9.6 of Article VII hereof.

         Section 7.9.6 Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 7.9.5 of Article VII hereof or following the acceptance of the offer to purchase such shares in accordance with Section
7.9.7 of Article VII hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 7.9.5 or 7.9.7 of Article VII hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this
Section 7.9.6 shall be distributed to the Beneficiary in accordance with the provisions of Section 7.9.5 of Article VII hereof. Each Beneficiary and Prohibited Owner waives any and all claims that he may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 7.9.6 by, such Trustee.

         Section 7.9.7 Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to Section 7.9.6 of Article VII hereof, the Corporation shall have the right to accept such offer for a period of 90 days after the latter of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 7.5 of Article VII hereto. Upon such a sale to the Corporation, the interest of the Beneficiary in the Shares-in-Trust sold shall terminate and the Trustee shall distribute the net proceeds of the sale in accordance with Section 7.9.6 of Article VII hereof.

         Section 7.10 Modifications and Limitations on Changes of Limits.

         Section 7.10.1 Modification of Existing Holder Limit. The Existing Holder Limit may be modified as follows:

                  (a) Subject to the limitations provided in Section 7.10.3 of this Article VII, the Board of Directors may grant stock or options which result in Beneficial Ownership of shares of Equity Stock by an Existing Holder pursuant to a stock plan approved by the Board of Directors and/or the shareholders. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 7.10.3 of this Article VII to permit the Beneficial Ownership of the shares of Equity Stock issuable under such grant or upon the exercise of such option.

                  (b) Subject to the limitations provided in Section 7.10.3 of this Article VII, an Existing Holder may elect to participate in a dividend reinvestment plan approved by the Board of

Directors, which results in Beneficial Ownership of shares of Equity Stock by such participating Existing Holder, and any comparable reinvestment plan of the Operating Partnership, wherein those Existing Holders holding Units are entitled to purchase additional Units. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 7.10.3 of this Article VII to permit Beneficial Ownership of the shares of Equity Stock acquired as a result of such participation.

                  (c) The Board shall reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article VII by such Existing Holder by the percentage of the outstanding shares of Equity Stock so Transferred or after the lapse (without exercise) of an option described in paragraph (a) of this Section 7.10.1 by the percentage of the shares of Equity Stock that the option, if exercised, would have represented, but in either case, no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

         Section 7.10.2 Increase or Decrease, in Ownership Limit or Look-Through Ownership Limit. Subject to the limitations provided in Section 7.10.3 of this
Article VII and Article III, the Board of Directors may from time to time increase or decrease the Ownership Limit or the Look-Through Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

         Section 7.10.3 Limitation on Changes in Ownership, Existing Holder and Look-Through Ownership Limits.


                  (a) Neither the Ownership Limit nor any Existing Holder Limit nor any Look-Through Ownership Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of shares of Equity Stock (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding shares of Equity Stock.

                  (b) Prior to the modification of any Ownership Limit or Existing Holder Limit pursuant to Section 7.10.1 or 7.10.2 of this Article VII, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  (c) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

         Section 7.11 Remedies Not Limited. Subject to Section 7.8 of Article VII hereof, nothing contained in this Article VII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit, the Existing Holder Limit or the Look-Through Ownership Limit, as applicable. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

         Section 7.12 Legend. Each certificate for shares of Equity Stock shall bear substantially the following legend:

                  "The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own shares of Equity Stock in excess of 5% of the number or value of outstanding shares of any class of Equity Stock (or, in the case of a Look-Through Entity, in excess of 10% the number or value of outstanding shares of any class of Equity Stock or, in the case of an Existing Holder, in excess of the applicable Existing Holder Limit of the number or value of outstanding shares of any class of Equity Stock), (ii) Beneficially Own shares of Equity Stock that would result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or (iv) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 9.9 % or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation's charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

                  Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

         Section 7.13 Amendment. Notwithstanding any other provisions of the charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the charter or the Bylaws of the Corporation), the provisions of this Article VII shall not be amended, altered, changed or repealed without the affirmative vote of all the Independent Directors, if any, and the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         Section 7.14 General Provisions.

         Section 7.14.1 Interpretation and Ambiguities. The Board of Directors shall have the power to interpret and to construe the provisions of this Article VII, and in the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it, and any such interpretation, construction or determination shall be final and binding on all interested parties, including the stockholders.

         Section 7.14.2 Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE VIII

                                   AMENDMENTS

         Section 8.1 Right to Amend Articles. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

         Section 8.2 Required Stockholder Vote on Amendments. No amendment of this charter of the Corporation may be made unless the same is approved by the Board of Directors in accordance with Section 2-604 of the Maryland General Corporation Law and this charter, and thereafter, approved by the stockholders. Notwithstanding anything to the contrary in Section 2-604 of the Maryland General Corporation Law, except as set forth in the next sentence or elsewhere in this charter, the affirmative vote of holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on an amendment, voting together as a single class, shall be required to amend the charter of the Corporation. In addition to any other vote of the stockholders that is required by applicable law or this charter, the affirmative vote of holders of at least two-thirds (rather than a majority) of the outstanding shares of capital stock of the Corporation entitled to vote on an amendment, voting together as a single class, and the affirmative vote of holders of at least

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two-thirds (rather than a majority) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend Sections 5.2, 5.4, and 5.9 of this charter.

                                   ARTICLE IX

                               AMENDMENT OF BYLAWS

         Section 9.1 Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

         Section 9.2 Amendment by Stockholders. The Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class (and such other vote as may be required by one or more classes or series of Preferred Stock).

                                    ARTICLE X

                             LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article X, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

         SEVENTH: The total number of shares of common stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, $0.01

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par value per share, all of one class. The aggregate par value of all shares of stock having par value was $10.

         EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 125 million consisting of 100 million shares of Common Stock, $0.01 par value per share, and 25 million shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,250,000.

         NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _________ day of ______________, 2000.

ATTEST:                                   AMERICAN SPECTRUM REALTY, INC.



__________________________________        By:____________________________(SEAL)
                    Secretary                         President

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